UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                           COMMISSION FILE NO. 0-31363

                           VOCAL COMMUNICATIONS, INC.

            COLORADO                                             84-1365550
(STATE OR OTHER JURISDICTION OF                               I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NUMBER

         6359 E. KATHLEEN ROAD
          SCOTTSDALE, ARIZONA                                      85253
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                        (ZIP CODE)

                                  480-951-4897
              (Registrant's telephone number, including area code)

             Title of each class of securities covered by this form:
                    Common Stock, $0.001 par value per share

   Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains:
                                       N/A

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


             Rule 12g-4(a)(1)(i)    [X]      Rule 12h-3(b)(1)(i)   [ ]
             Rule 12g-4(a)(1)(ii)   [ ]      Rule 12h-3(b)(1)(ii)  [ ]
             Rule 12g-4(a)(2)(i)    [ ]      Rule 12h-3(b)(2)(i)   [ ]
             Rule 12g-4(a)(1)(ii)   [ ]      Rule 12h-3(b)(2)(ii)  [ ]
                                             Rule 15d-6            [ ]

        Approximate number of holders of record as of the certification or notice date: 39

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: October 28, 2002                    VOCAL COMMUNICATIONS, INC.

                                          By: /s/ C. Austin Burrell
                                              ----------------------------------
                                              C. Austin Burrell
                                              Chairman, President and CEO